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                                   EXHIBIT 99

                       PRESS RELEASE DATED AUGUST 4, 2004


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Contact: Bill Pierce                                      Contact: Brian Roberts
Monadnock Community Bank                                  Fitchburg Savings Bank
Phone 603-924-9654                                        Phone 978-345-1061
Fax 603-924-9379                                          Fax 978-343-2166



August 4, 2004



PRESS RELEASE
FOR IMMEDIATE RELEASE


                       MONADNOCK COMMUNITY BANK TO ACQUIRE
               WINCHENDON BRANCH OFFICE OF FITCHBURG SAVINGS BANK


        (Fitchburg, MA and Peterborough, NH) ---- Fitchburg Savings Bank's CEO, Brian Roberts and Monadnock Community Bank's President & CEO, William Pierce, announced today that Monadnock Community Bank will purchase the Fitchburg Savings Bank's Winchendon Branch and assume the deposits of that office. The sale is expected to be completed in approximately two months, pending bank regulatory approval.

        According to Roberts, the sale will allow Fitchburg Savings to more effectively focus its marketing and business development efforts on the communities of Fitchburg, Leominster, Harvard and Townsend. "We wanted to find a purchaser that would continue our commitment to the Winchendon community and the branch staff. Monadnock Community Bank fits that criteria and shares our philosophy of delivering exceptional service to our customers and the community," said Roberts.

        Monadnock President Pierce said that the purchase represents a new chapter in the Bank's history. "Being able to purchase an existing branch operation will help anchor our growing presence along the Route 202 corridor between Winchendon and Peterborough. A

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number of regional and national retailers have established a presence on Route
202 in Rindge in recent years and we believe that the area is poised for growth in the years ahead."

        Monadnock Community Bank is a subsidiary of Monadnock Community Bancorp, (OTC BB:MNCK) and as of June 30, 2004 had total assets of approximately $54 million, deposits of $34 million and equity of $5 Million. The Bank recently converted to a stock savings bank with the concurrent formation of Monadnock Community Bancorp, Inc. as the stock holding company of the Bank and formation of Monadnock Mutual Holding Company as a mutual holding company.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS ABOUT THE PROPOSED BRANCH PURCHASE BY MONADNOCK COMMUNITY BANCORP, INC. THESE INCLUDE STATEMENTS REGARDING THE PROPOSED PURCHASE AND THE ANTICIPATED CONSUMMATION DATE OF THE TRANSACTION.

FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS LIKE "BELIEVE" "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS INCLUDE DELAYS IN COMPLETING THE OFFERING, CHANGES IN THE INTEREST RATE ENVIRONMENT, CHANGES IN GENERAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES THAT ADVERSELY AFFECT THE BUSINESS OF THE BANK AND CHANGES IN THE SECURITIES MARKETS.